Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah	March 13, 2010
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Announces Successful Completion of

$300 million Senior Note Auction

SALT LAKE CITY, March 22, 2012 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today that it successfully priced its offering of $300,000,000 fixed-rate senior unsecured notes to mature on March 27, 2017 with a coupon of 4.50% (the “Notes”) in an underwritten public transaction. The Notes were sold at a price of 94.25% of face value, which equates to a yield to maturity of approximately 5.84%. The public offering price was determined through an internet-based modified Dutch auction mechanism administered by Zions Direct, Inc. Net of commissions and fees, the net proceeds to the Company are expected to be approximately $280.5 million.

Zions intends to use the net cash proceeds from this offering for general corporate purposes, which may include the partial redemption of its Series D Preferred Stock held by the U.S. Treasury or the redemption of its senior floating rate notes due June 21, 2012.

Deutsche Bank Securities Inc., Goldman, Sachs & Co., and J.P. Morgan Securities LLC served as underwriters and joint book-runners for the offering. Zions Direct, Inc. served as the auction agent.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities through nearly 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

The senior notes will be issued pursuant to the Company’s Registration Statement on Form S-3 (No. 333-173299) previously filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement has been filed with the Commission and is effective. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained when available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3988, telephone toll-free: 1-800-503-4611 or by email: prospectus.cpdg@db.com, Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282, telephone toll-free: 1-866-471-2526, facsimile: 212-902-9316 or by email: prospectus-ny@ny.email.gs.com or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: High Grade Syndicate Desk, 3rd Floor, telephone collect: 1-212-834-4533, or by visiting Zions Direct’s auction website at www.zionsdirect.com, or by visiting EDGAR on the Commission’s website at www.sec.gov.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy senior notes of the Company or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains statements that relate to the projected or modeled performance or condition of Zions Bancorporation and elements of or affecting such performance or condition, including statements with respect to forecasts, opportunities, models, illustrations, scenarios, beliefs, plans, objectives, goals, guidance, expectations, anticipations or estimates, and similar matters. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this press release since such statements involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions; economic, market and business conditions, either nationally, internationally, or locally in areas in which Zions Bancorporation conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and/or determinations; and other factors described in Zions Bancorporation’s most recent annual and quarterly reports. In addition, the statements contained in this presentation are based on facts and circumstances as understood by management of the company on the date of this press release, which may change in the future. Except as required by law, Zions Bancorporation disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

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